EXHIBIT 99.1

The Spiegel Group Obtains Order Granting
Partial Relief From Permanent Injunction

DOWNERS GROVE, Ill. - April 15, 2003 - Spiegel, Inc. today announced that the court entered an Order on April 10, 2003, granting relief in response to the company's motion for clarification of the permanent injunction included in the SEC Judgment.
  As previously disclosed, the company filed with the court a motion for clarification of the SEC Judgment. The Order makes it clear that, Spiegel, Inc., and its officers, directors, employees and agents, are not, and will not be in the future, in contempt of the SEC Judgment as a result of the company's inability to timely file its 2002 Form 10-K and one or more Form 10-Qs with the SEC as required; provided that:

- Spiegel, Inc. files its 2002 Form 10-K and any past due Form 10-Qs with the SEC as soon as possible and not later than 90 days after the filing of the independent examiner's report.
- On or before May 15, 2002, the company files under item 5 of Form 8-K its financial statements (including the notes thereto) that would have been included in its 2002 Form 10-K, on an unaudited basis, and a management's discussion and analysis covering the unaudited financial statements, including a discussion of recent material events concerning the company.
- The company also files any quarterly financial statements (including the notes thereto) that would have been included in a Form 10-Q and a management's discussion and analysis covering these financial statements.

  Until such time as Spiegel, Inc. is able to file its past due 2002 Form 10-K and any past due Form 10-Qs, it will file reports with the SEC on Form 8-K for the following:

-  Monthly sales reports, along with any accompanying press releases;
- Any monthly financial statements that are filed by the company with the bankruptcy court; and
- Any material developments concerning the company, along with any accompanying press releases.

About The Company
  The Spiegel Group (OTC Pink Sheets: SPGLA) is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, more than 550 specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News, and Spiegel Catalog. The Company's Class A Non-Voting Common Stock trades on the over-the-counter market ("Pink Sheets") under the ticker symbol: SPGLA. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward Looking Statements
  This report contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations. These statements often include words such as "expect," "plan," "believe," "anticipate,"
"intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the DIP facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the bankruptcy case to a chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the company's ability to find a third-party service provider to finance and service new private-label credit cards to be issued by the merchant companies and the terms of such arrangement; uncertainty regarding the servicing of the company's existing securitized credit card receivables portfolio upon the liquidation of FCNB; the effects on the company of the Pay-Out Events recently experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the sale or liquidation of the bankcard segment; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.
  All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.